UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): June 13, 2012 (June 7, 2012)

SUPREME INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8183	75-1670945
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

P.O. Box 237

2581 E. Kercher Road

Goshen, Indiana 46528

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (574) 642-3070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 7, 2012, the Board of Directors of Supreme Industries, Inc. (the “Company”) elected Thomas B. Hogan, Jr. to serve as a director of the Company.

Mr. Hogan had nearly forty years’ experience with the public accounting firm of Deloitte & Touche.  He retired as the Chief Operating Officer, Northeast practice, with responsibility for the greater New York, New Jersey and Connecticut areas as well as Boston and Philadelphia.  In previous years he served as the Managing Partner of the Rochester, Pittsburgh, St. Louis and New Jersey offices of that firm.  Mr. Hogan is a member of the Board and is Chairman of the Audit Committee of Pictometry International Corporation, a privately held company in Rochester, New York, and a member of the Board and Chairman of the Audit Committee of Provident Bank of New Jersey.  Until it was sold in 2008, he was a director of Energy East Corporation, a public utility holding company which served New York, Connecticut, Massachusetts, Maine and New Hampshire.

Mr. Hogan will serve on the Company’s Audit Committee.  He will be entitled to receive the same compensation for service as is provided to the Company’s other non-employee directors.  There are no family relationships between Mr. Hogan and any other executive officers or directors of the Company.

A copy of the Company’s press release dated June 13, 2012, announcing the election of Mr. Hogan to the Board of Directors, is attached hereto as Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits.

(d)	Exhibits.

99.1 Press Release issued by Supreme Industries, Inc. dated June 13, 2012 regarding the election of Thomas B. Hogan, Jr. as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPREME INDUSTRIES, INC.

Date: June 13, 2012	By:	/s/ Matthew W. Long
Matthew W. Long
Interim Chief Executive Officer,
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Supreme Industries, Inc. dated June 13, 2012 regarding the election of Thomas B. Hogan, Jr. as a director.